Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

325,000 ADRs

OF

MAGYAR TELEKOM PLC.

AT

$12.15 PER ADR

BY

Series D of Tender Investors, LLC, a Delaware series limited liability company

“THE PURCHASER”

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M. EASTERN TIME, ON DECEMBER 6, 2010 (“THE EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

-i-

To the Shareholders of Magyar Telekom Plc. (the “Company”):

This amended and restated offer is being made by Series D of Tender Investors, LLC, a Delaware series limited liability company (the “Purchaser”) and can be deemed also to be made by the manager of the Purchaser, Tender Investors Manager LLC (the “Manager”) and the sole member of the Manager, Apex Real Estate Advisors, LLC (“Apex”).  The Purchaser hereby seeks to acquire 325,000 ADRs of the Company (the “ADRs”).  The Purchaser is not affiliated with the Company or its management.  The Purchaser hereby offers to purchase 325,000 ADRs at a purchase price equal to $12.15 per ADR less the amount of any dividends declared or made with respect to the ADRs between October 14 and December 6, 2010 or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Assignment Form/Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  As noted above, the Offer price would be subject to reduction for dividends made or declared prior to the Expiration Date.  If at least ten business days do not remain in the offer at such time such a distribution is announced, then the Offer will be extended for ten business days after such distribution is announced.

Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form/Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser.

Tender of ADRs will include the tender of any and all securities into which the ADRs may be converted and any securities distributed with respect to the ADRs from and after the Offer Date.

The Company had an aggregate of 6,316,372 ADRs outstanding as of May 10, 2010, according to its website for investor relations on September 28, 2010.  Each ADR represents 5 ordinary shares (“Shares”) of the Company, of which there were 1,042,742,543 outstanding at that date. Based on the information provided in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, as filed on March 24, 2010, directors and executive officers as a group held no ADRs and a total of 32,434 Shares.  The 325,000 ADRs subject to the Offer constitute 5.1% of the outstanding ADRs.  and 0.16% of the total number of Shares outstanding.  Consummation of the Offer, if all ADRs sought are tendered, would require payment by the Purchaser of   $3,948,750 in aggregate purchase price. The source of the payment of such aggregate purchase price is described in more detail in Section 12 --- Source of Funds.

Holders of ADRs (“Shareholders”) are urged to consider the following factors:

•           The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales.  Shareholders may have a more immediate need to use the cash now tied up in an investment in the ADRs and may wish to sell them to the Purchaser.

-ii-

•           The Offer will provide Shareholders an opportunity to sell their ADRs before they are potentially delisted from the New York Stock Exchange (“NYSE”).  Magyar Telekom Plc. (“Company”) has announced that it intends to delist its ADRs from the NYSE prior to the end of 2010. If the Company does delist the ADRs, it is possible that the ADRs will become less liquid, which means that trading the ADRs will become more difficult and there may be fewer buyers for those desiring to sell. There is no assurance that following delisting from the NYSE the ADRs will be listed for trading on any liquid market in the US.  In addition, if the ADRs are delisted, the Company will not have to comply with the accounting and other disclosures and rules of the NYSE, which have been established to ensure more transparency and full disclosure to investors.

•           The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the ADRs.  In establishing the purchase price of $12.15 per ADR, the Purchaser is motivated to establish the lowest price that might be acceptable to Shareholders consistent with the Purchaser’s objectives.  As noted above, the ADRs currently trade on the New York Stock Exchange (“NYSE”); however, the Company has announced that it will delist the ADRs from the NYSE before December 31, 2010. The ADRs of the Company closed at $16.52 on the NYSE on October 12,  2010.  There can be no assurance as to the timing or amount of any future Company dividends.

•           The Depositary, Tender Manager Depositary, LLC, is an affiliate of the Purchaser.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchaser’s funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the ADRs prior to the Expiration Date and acceptance by the Purchaser for payment.

•           The Purchaser may accept only a portion of the ADRs tendered by a Shareholder if a total of more than 325,000 ADRs are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF ADRS BEING TENDERED.  IF MORE THAN 325,000 ADRS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT 325,000 ADRS FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A SHAREHOLDER MAY TENDER ANY OR ALL ADRS OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any ADRs, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any ADRs, and (iii) to amend the Offer in any respect prior to the expiration date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(d)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

-iii-

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s ADRs should complete and sign the Assignment Form/Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Assignment Form/Letter of Transmittal and mail, deliver or telecopy the Assignment Form/Letter of Transmittal and any other required documents to Tender Manager Depositary, LLC, an affiliate of the Purchaser, at the address or facsimile number set forth below.

Address: 6114 La Salle Avenue, #345, Oakland, CA 94611

Facsimile: (925) 403-7967

E-Mail Address: offers@tendermanagerllc.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form/Letter of Transmittal may be directed to the Purchaser at (510) 619-3637.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM/LETTER OF TRANSMITTAL.  NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at http://www.sec.gov/edgar/searchedgar/companysearch.html or may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

-iv-

-v-

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 325,000 ADRs for $12.15 per ADR in cash.  The following are some of the questions that you, as a Shareholder of the Company, may have and answers to those questions.  As used in this Offer to Purchase, the terms “Purchaser”, “we” or “us” refer to Series D of Tender Investors, LLC, a Delaware series limited liability company.  The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Assignment Form/Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your ADRs is being made by Series D of Tender Investors, LLC, a Delaware series limited liability company.  The Purchaser is an investment fund.  The offer may also be deemed to be made by the manager of the Purchaser, Tender Investors Manager LLC and the sole member of the Manager, Apex Real Estate Advisors, LLC.  None of the Purchaser, the Manager or Apex is affiliated with the Company or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 325,000 of the Company’s ADRs.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $12.15 per ADR, net to you in cash, less the amount of any dividends declared or made with respect to the ADRs between October 14, 2010 and the date the Offer expires.  The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date. If at least ten business days do not remain in the offer at such time such a distribution is announced, then the Offer will be extended for ten business days after such distribution is announced. Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form/Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser.  If you hold your ADRs directly as the registered owner and you tender your ADRs in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your ADRs through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your ADRs tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your ADRs to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of ADRs sought is purchased, the Purchaser’s capital commitment will be approximately   $3,948,750.  The Purchaser has binding commitments from its members for $3,970,000, which the Purchaser believes will be sufficient to acquire the 325,000 ADRs sought pursuant to this offer. The Purchaser’s members have available sufficient available net worth and liquid assets to meet their capital commitments and to fund the acquisition of the ADRs subject to the Offer and the related fees and expenses.

IS THE FINANCIAL CONDITION OF THE PURCHASER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, the Purchaser has sufficient resources available to it through binding capital commitments from members with sufficient available net worth and liquid assets to meet their capital commitments.  Further, the Purchaser has no intention to take control of the Company.  As a result, other information concerning the Purchaser’s financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until December 6, 2010, to decide whether to tender your ADRs in the Offer.

WILL ALL OF THE ADRS I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 325,000 ADRs.  If the number of ADRs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 325,000 ADRs, we will purchase all ADRs so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 325,000  ADRs are so tendered and not withdrawn, we will accept for payment and pay for 325,000 ADRs so tendered, pro rata according to the number of ADRs so tendered, adjusted by rounding down to the nearest whole number of ADRs tendered by each Shareholder to avoid purchases of fractional ADRs, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for ADRs; Proration.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will issue a press release or otherwise make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire.  You can check our website at www.tendermanagerllc.com to see if it has been extended, or check the SEC’s EDGAR database.

CAN THE OFFER BE TERMINATED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be terminated in certain circumstances, including the filing of a tender offer for the subject ADRs by a third party unrelated to the Purchaser, at a price greater than $12.15 per ADR, commenced pursuant to either Regulation 14D or Regulation 14E promulgated under The Exchange Act of 1934, as amended. Please see the discussion in Section 13. Conditions of the Offer, for a description of all conditions that could cause the Offer to be terminated.

HOW WILL I BE NOTIFIED IF THE OFFER IS TERMINATED?

If we terminate the offer, we will file an amended Schedule TO with the SEC and will disseminate that information by other means as appropriate, including issuing a press release or otherwise making a public announcement.  You can check our website at www.tendermanagerllc.com to see if it has been terminated, or check the SEC’s EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

 There are no conditions to the offer based on a minimum number of ADRs tendered or the success of the offer. However, we may not be obligated to purchase any ADRs if certain conditions occur, such as legal or government actions that would prohibit the purchase.  Additionally, we may terminate the offering if an unaffiliated third party files a tender offer for the subject ADRs at a price greater than $12.15. Furthermore, we are not obligated to purchase any ADRs that are validly tendered if, among other things, there is a material adverse change in the Company or its business.  Please see the discussion in Tender Offer - Section 13. Conditions of the Offer, for a description of all conditions.

WHEN WILL YOU PAY ME FOR THE ADRS I TENDER?

We will pay you for the ADRs no later than three business days after following the Expiration of the Offer and our acceptance of the ADRs you tender.

HOW DO I TENDER MY ADRS?

To tender your ADRs, you must deliver your ADRs via The Depository Trust Company (“DTC”) or deliver a completed Assignment Form/Letter of Transmittal, to the Depositary at 6114 La Salle Avenue, #345, Oakland, CA 94611 no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED ADRS?

You can withdraw previously tendered ADRs at any time until the Offer has expired and, if we have not agreed to accept your ADRs for payment by December 6, 2010, you can withdraw them at any time after such time until we do accept your ADRs for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED ADRS?

To withdraw ADRs, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the ADRs.

WHAT DOES THE COMPANY THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Company.  The Company may be expected to respond with the Company’s position on the offer in the next two weeks.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

Yes.  This offer will not impact the Company’s continued trading as a public company in Hungary or the trading of the Company’s ADRs on the NYSE.  As noted above, however, the Company has announced its intent to delist the ADRs from the NYSE before the end of 2010.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY ADRS?

The Purchaser does not anticipate that ADRs held by non-tendering Shareholders will be affected by the completion of the offer.

WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE COMPANY?

The Purchaser has no present intention to seek control of the Company or to change the management or operations of the Company.  The Purchaser does not have any present intention to take action in connection with the liquidation of the Company or with any extraordinary transaction concerning the Company or its assets.  Although the Purchaser does not have any present intention to take any action with respect to management or control of the Company, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote, including any vote affecting the sale of the Company’s assets and the liquidation and dissolution of the Company.

WHAT IS THE MARKET VALUE OF MY ADRS?

The ADRs currently trade on the New York Stock Exchange (“NYSE”); however, the Company has announced that it will delist the ADRs from the NYSE before December 31, 2010.  The ADRs of the Company closed at $16.52 on the NYSE on October 12, 2010.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

Contact: Contact the Purchaser at (510) 619-3637.

TO THE SHAREHOLDERS OF MAGYAR TELEKOM PLC.

The Purchaser hereby offers to purchase 325,000 ADRs at a purchase price of $12.15 per ADR (“Offer Price”), less the amount of any dividends declared or paid with respect to the ADRs between October 14, 2010, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Shareholders who tender their ADRs will not be obligated to pay any Company transfer fees, or any other fees, expenses or commissions in connection with the tender of ADRs, unless such a fee or commission is charged by the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee.  The Purchaser will pay all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer.

For further information concerning the Purchaser, the Manager or Apex, see Section 1 below and Schedule I.  None of the Purchaser, the Manager, Apex or the Depositary is affiliated with the Company or the Company’s management.  The address of the Company’s principal executive offices is Budapest, 1013, Krisztina krt. 55, Hungary, and its phone number is +36-1-457-6036.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $12.15 per ADR, less the amount of any dividends declared or made with respect to the ADRs between October 14, 2010 and the Expiration Date.  In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including the planned delisting of the ADRs from the NYSE and the following risks which were identified by the Company in its Annual Report on Form F-20, filed with the Securities and Exchange Commission on March 24, 2010:

•        The Company’s operations are subject to substantial government regulation, which can result in adverse consequences for its business and results of operations.

•        The Company’s ability to meet our revenue targets will depend in part on its ability to offset the declining fixed line voice revenues with data, TV, Internet and SI/IT revenues and its ability to acquire telecommunications companies.

•        The Company may be unable to adapt to technological changes in the telecommunications market.

•        Developments in the technology and telecommunications sectors have resulted and may result in impairments in the carrying value of certain of its assets.

•        The Company depends on a limited number of suppliers for equipment and maintenance services.

•        Ongoing internal and government investigations into contracts and activities in Montenegro and Macedonia may result in fines, sanctions and changes to its business practices and compliance programs.

•        The lawsuits by its minority shareholders may require the Company to take other time-consuming and/or expensive corrective actions.

•        The value of its investments, results of operations and financial condition could be adversely affected by economic developments in Hungary and other countries.

•        Fluctuations in the currency exchange rate could have an adverse effect on its results of operations.

The Offer Price represents the price at which the Purchaser is willing to purchase ADRs.  The Purchaser arrived at the $12.15 Offer Price by considering a price at which an investment in ADRs of the Company could reasonably expect to make a profit even if some of the risks specified above were to become realities.

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness.  Other measures of the value of the ADRs may be relevant to Shareholders.  Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender ADRs.

The Offer is not made with any current view toward or plan or purpose of acquiring ADRs in a series of successive and periodic offers.  Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 325,000 ADRs pursuant to this Offer, may consider future offers.  Factors affecting the Purchaser’s future interest in acquiring additional ADRs include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, actions by unrelated parties to tender for or purchase ADRs, the status of and changes and trends in the Company’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company or its management, has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the ADRs to the Purchaser pursuant to the Offer, unless their broker, dealer, commercial bank, trust company or other nominees charges such fees or commissions.  The Purchaser will pay all charges and expenses incurred in connection with the Offer.  Tendering Shareholders should contact their broker, dealer, commercial bank, trust company or other nominees to determine if a fee or commission will be charged by such nominee for tendering on behalf of the Shareholder.  The Purchaser desires to purchase up to 325,000 ADRs.  If the number of ADRs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 325,000, we will purchase all ADRs so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 325,000 ADRs are so tendered and not withdrawn, we will accept for payment and pay for 325,000 ADRs so tendered, pro rata according to the number of ADRs so tendered, adjusted by rounding down to the nearest whole number of ADRs tendered by each Shareholder to avoid purchases of fractional ADRs, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for ADRs; Proration.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all ADRs that are purchased pursuant to the Offer, whether or not such ADRs were tendered prior to such increase in consideration.

Shareholders are urged to read this Offer to Purchase and the accompanying Assignment Form/Letter of Transmittal carefully before deciding whether to tender their ADRs.

TENDER OFFER

Section 1. Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for ADRs validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term “Expiration Date” shall mean 11:59 PM Eastern Time, on December 6, 2010, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the ADRs tendered, terminate the Offer and return all tendered ADRs to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all ADRs validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw ADRs until the Expiration Date, retain the ADRs that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered ADRs upon the confirmation from the Company that the ADRs have been transferred to the Purchaser, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered ADRs following expiration.  The Purchaser can provide no assurance that any of the conditions will be either satisfied or waived such that the transaction will be closed.

Section 2. Acceptance for Payment and Payment for ADRs; Proration.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, ADRs validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Company that the ADRs have been transferred to the Purchaser.  In all cases, payment for ADRs purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment Form/Letter of Transmittal (or facsimile thereof) and any other documents required by the Assignment Form/Letter of Transmittal.  The Purchaser will pay for the ADRs tendered no later than three business days after the Expiration of the Offer.

The Purchaser desires to purchase up to 325,000 ADRs.  If the number of ADRs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 325,000 , we will purchase, all ADRs so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 325,000 ADRs are so tendered and not withdrawn, we will accept for payment and pay for 325,000 ADRs so tendered, pro rata according to the number of ADRs so tendered, adjusted by rounding down to the nearest whole number of ADRs tendered by each Shareholder to avoid purchases of fractional ADRs, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of ADRs to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than three business days following the Expiration Date.  The Purchaser will not pay for any ADRs tendered until after the final proration factor has been determined.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered ADRs when, as and if the Purchaser give oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such ADRs pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for ADRs purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered ADRs are not purchased for any reason (other than due to proration as described above), the Assignment Form/Letter of Transmittal with respect to such ADRs not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any ADRs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for ADRs tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered ADRs and such ADRs may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the ADRs deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

If prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all ADRs accepted for payment pursuant to the Offer, whether or not such ADRs were tendered prior to such increase.

Section 3. Procedures for Tendering ADRs.

Valid Tender.  For ADRs to be validly tendered pursuant to the Offer, a properly completed and duly executed DTC transmittal form or an Assignment Form/Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Assignment Form/Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Shareholder may tender any or all ADRs owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, ADRs must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 P.M., December 6, 2010, or such date to which the Offer may be extended.

The method of delivery of the Assignment Form/Letter of Transmittal and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 28% backup federal income tax withholding with respect to payment of the Offer Price for ADRs purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder’s correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding.  Each tendering Shareholder must insert in the Assignment Form/Letter of Transmittal the Shareholder’s taxpayer identification number or social security number in the space provided on the front of the Assignment Form/Letter of Transmittal.  The Assignment Form/Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above.  (See the Instructions to the Assignment Form/Letter of Transmittal.)

Other Requirements.  By executing an Assignment Form/Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder’s proxies, in the manner set forth in the Assignment Form/Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the ADRs tendered by such Shareholder and accepted for payment by the Purchaser.  Such appointment will be effective when, and only to the extent that, the Purchaser accepts such ADRs for payment.  Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such ADRs will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchaser will, with respect to such ADRs, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise.  In addition, by executing a Assignment Form/Letter of Transmittal, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive dividends from the Company with respect to ADRs which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of ADRs; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of ADRs pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.  The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the ADRs tendered may, in the opinion of the Purchaser’s counsel, be unlawful.  The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular ADRs of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Assignment Form/Letter of Transmittal and the Instructions thereto) will be final and binding.  Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any ADRs or will incur any liability for failure to give any such notification.

A tender of ADRs pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the ADRs being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such ADR complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the ADRs, hold option rights to acquire such securities, maintain “short” positions in the ADRs (i.e., have borrowed the ADRs) or have loaned the ADRs to a short seller.  A Shareholder will be deemed to tender ADRs in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the ADRs and the holder (i) delivers the ADRs pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of ADRs pursuant to the Offer are irrevocable, provided that ADRs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or before December 6, 2010.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Assignment Form/Letter of Transmittal.  Any such notice of withdrawal must specify the name of the person who tendered the ADRs to be withdrawn and must be signed by the person(s) who signed the Assignment Form/Letter of Transmittal in the same manner as the Assignment Form/Letter of Transmittal was signed.

If purchase of, or payment for, ADRs is delayed for any reason or if the Purchaser is unable to purchase or pay for ADRs for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered ADRs may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.  Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any ADRs properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn ADRs may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any ADRs by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any ADRs by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of ADRs being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d)(i) under the Exchange Act.  Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(d)(i) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of ADRs) is delayed in its payment for ADRs or is unable to pay for ADRs pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered ADRs on behalf of the Purchaser, and such ADRs may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchaser to delay payment for ADRs that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until they receive confirmation from the Company that the ADRs have been transferred to us.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements.  EACH SHAREHOLDER TENDERING ADRS SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss.  A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s ADRs in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the ADRs sold.  If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments.

The tax basis in the ADRs of a Shareholder will depend upon individual circumstances.  Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s ADRs and the resulting tax consequences of a sale.

A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its ADRs pursuant to the Offer, assuming that such Shareholder does not hold its ADRs as a “dealer” and has not acquired such ADRs with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchaser does not believe the provisions of the Company’s formation and operating documents should restrict transfers of ADRs pursuant to the Offer.

Effect on Trading Market.  The Company’s ADRs currently trade on the NYSE. If a substantial number of ADRs are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders.  Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security; moreover, because the Company intends to delist its ADRs from the NYSE prior to December 31, 2010, a reduction in the liquidity and volume of activity in the trading market might also be expected from such delisting.

Voting Power of Purchaser.  The Purchaser is seeking a maximum of approximately 5.1  of the ADRs of the Company hereunder, which percentage equals approximately 0.16% of the total Shares outstanding, so the Purchaser will not obtain a controlling voting interest in matters subject to a shareholder vote.  The Company holds annual general meetings to elect directors and conduct other business.  Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Company.  A Shareholder who tenders ADRs to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such ADRs in its sole discretion as to any matters for which the Company has established a record date prior to the time such ADRs are transferred by the Company to the Purchaser.  The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Company, or if, in the future, changes in circumstances would dictate that it or other Shareholders exercise their right to vote.

Section 8. Future Plans.  Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional ADRs.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the ADRs purchased pursuant to the Offer.  The Purchaser is seeking to purchase a total of 325,000 ADRs.  If the Purchaser acquires fewer than 325,000 ADRs pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit ADRs pursuant to one or more future tender offers at the same price, a higher price or, if the Company’s circumstances change, at a lower price.  Alternatively, the Purchaser may discontinue any further purchases of ADRs after termination of the Offer, regardless of the number of ADRs purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring ADRs in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 325,000 ADRs in this Offer, may consider future offers.  Factors affecting the Purchaser’s future interest in acquiring additional ADRs include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, , or actions by unrelated parties to tender for or purchase ADRs, the status of and changes and trends in the Company’s operations, announcement of pending acquisitions and sales and the terms thereof, and market developments and trends in the Company’s principal businesses.

The Purchaser has no plans to effect any of the following:

(1)     Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

(2)     Any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

(3)     Any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

(4)     Any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

(5)     Any other material change in the Company’s corporate structure or business;

(6)     Any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

(7)     Any class of equity securities of the Company becoming eligible for termination of registration under section 12(g)(4) of the Act.

Even  if the Purchaser purchased all ADRs it is offering to acquire, it would still hold only 0.16% of the shares and would really have no ability to control the Company.

Section 9. The Business of the Company.  For information about the Company, please refer to the Company’s annual report on Form 20-F filed with the Commission, particularly Item 3 of Form 20-F, and any other materials sent to you by the Company.  These documents contain updated information concerning the Company, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes.  In addition, the Company is subject to the information and reporting requirements of the Exchange Act and information about the Company, including its Quarterly Reports on Form 10-Q, can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

The address of Magyar Telekom Plc.’s principal executive offices is Budapest, 1013, Krisztina krt. 55, Hungary, and its phone number is +36-1-457-6036. As of May 10, 2010,  6,316,372 ADRs of the Company’s ADRs were outstanding. Each ADR represents 5 Shares of the Company, of which there are 1,042,742,543 outstanding at that date.  The Company’s ADRs are currently listed on the NYSE, but the Company has stated that it will delist the ADRs from the NYSE prior to December 31, 2010.

Section 10. Conflicts of Interest.  The Depositary is affiliated with the Purchaser.  Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. Specifically, because the Depositary and the Purchaser are affiliated, there is the potential risk that the Purchaser would be able to control the tendered ADRs without actually having purchased them. Further, any actions by the Depositary with respect to the ADRs other than those taken in its role as the administrator of the transaction may benefit the Purchaser, as the Depositary’s affiliate, rather than the Company’s Shareholders. The Purchaser believes that the Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchaser, the Manager and Apex.  For information concerning the Purchaser, the Manager and Apex and their respective principals, please refer to Schedule I attached hereto.  The principal business of the Purchaser and Apex is investment in securities, primarily real estate securities with respect to Apex.  The principal business address of the Purchaser, the Manager and Apex  is 32 Washington Ave., Suite B, Point Richmond, CA 94801; Telephone: (510) 619-3636/3637.

The Purchaser is not a public company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. In addition, as the Purchaser is a newly formed entity and has had no operations to date, the Purchaser does not have and has not prepared an income statement. The Purchaser’s balance sheet at inception is set forth below:

Tender Investors, LLC - Series D Balance Sheet October 14, 2010
Assets
Cash		$1,000
Total Assets		$1,000

Liabilities and Members’ Equity
Liabilities

Members’ equity
Members’ equity	$3,970,000
Less: Members’ subscriptions receivable	(3,969,000)	$1,000
Total members’ equity		$1,000

Purchaser and its affiliates have been in the business of purchasing illiquid and listed real estate securities, both in open market transactions and by means of tender offers, since 1980 and have acquired more than $170 million in such securities for affiliated portfolios during the last thirty years and advised on transactions exceeding $2 billion cumulatively.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any ADRs, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the ADRs within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof; joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that an affiliate of a non-managing member of the Purchaser has had several contacts with management of the Company over the year prior to the date of this Offer concerning a wide variety of topics, but no details of this Offer, were discussed, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Company or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of; or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, and (viii) all persons on Schedule I are U.S. citizens.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the ADRs tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for ADRs validly tendered and accepted for payment pursuant to the Offer. The Purchaser has no intention of transferring or assigning to any affiliate the right to purchase ADRs tendered in the Offer.  However, if the Purchaser did transfer or assign such right, the Purchaser would amend the Schedule TO-T to include such transferee or assignee as a bidder.

Section 12. Source of Funds.  Purchasing the maximum amount of ADRs sought in the offer would require   $3,948,750, and an additional $15,000 to $20,000 may be required to pay related fees and expenses.  The Purchaser has binding commitments from its members for $3,970,000, or enough funds to acquire the 325,000 ADRs sought in the offer. The Purchaser has been informed by its members that they have available sufficient available net worth and liquid assets to meet their capital commitments without borrowing and to fund the acquisition of the ADRs subject to the Offer and the related fees and expenses.

Should the members default on their binding commitments to fund the purchase of the ADRs, Purchaser has no alternative financing plan.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any ADRs tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer, as referred to above.

The Purchaser shall not be required to accept for payment or pay for any ADRs and may terminate or amend the Offer as to such ADRs if; at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)     a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any ADRs by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any ADRs, including, without limitation, the right to vote any ADRs acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s Shareholders, (iii) requires divestiture by the Purchaser of any ADRs, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Company, in the reasonable judgment of the Purchaser;

(b)     there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)     any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the ADRs;

(d)     there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)     it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding ADRs have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of ADRs beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding ADRs; or

(f)      the commencement of a tender offer for the subject ADRs by a third party unaffiliated to the Purchaser at a price greater than $12.15 per ADR commenced pursuant to either Regulation 14D or Regulation 14E promulgated under The Exchange Act of 1934, as amended.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part in its sole exercise of reasonable discretion.  If Purchaser waives a certain condition for one tendering Shareholder, it will waive that condition for all Shareholders tendering ADRs.  If an Offer condition is triggered and Purchaser decides not to assert it, Purchaser will notify securityholders about the waiver of such condition.  Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the securityholders’ ability to seek judicial review of any contested determination pursuant to an exercise of their legal rights under the securities laws.

To the extent that there is a material change in the conditions, the Purchaser will promptly file an amendment under Schedule TO so stating and will disseminate this disclosure as required by Rule 14d-4(d).  The Purchaser will also ensure that the Offer will remain open for at least five business days following disclosure of such change.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of ADRs by the Purchaser pursuant to the Offer.  Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of ADRs tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing ADRs thereunder. The Purchaser’s obligation to purchase and pay for ADRs is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of ADRs pursuant to the Offer.

Margin Requirements.  The ADRs are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of Companie, nors which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  The Purchaser is not seeking a controlling block of ADRs or such a number of ADRs as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase ADRs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchaser may not be obligated to accept for purchase or pay for any ADRs tendered.

Section 15. Fees and Expenses.  The Purchaser has retained Tender Manager Depositary, LLC, an affiliate of the Purchaser, to act as Depositary in connection with the Offer.  The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY STATE OF THE UNITED STATES OR IN ANY FOREIGN JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Assignment Form/Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

SCHEDULE I
THE PURCHASER, THE MANAGER, APEX AND THEIR RESPECTIVE PRINCIPALS

The Purchaser is Series D of Tender Investors, LLC, a Delaware series limited liability company.

The names of the controlling persons and executive officers of Series D of Tender Investors, LLC, a Delaware series limited liability company are set forth below.  Each individual is a citizen of the United States of America.  The principal business address of Series D of Tender Investors, LLC, a Delaware series limited liability company is 32 Washington Ave., Suite B, Point Richmond, CA 94801 and the business telephone number is (510) 619-3636/3637.

The Manager of Series D of Tender Investors, LLC, a Delaware series limited liability company is Tender Investors Manager, LLC. The manager and sole member of the Manager is Apex Real Estate Advisors, LLC, which is owned by Brent Donaldson and Arnold Brown whose biographical information appears below, and whose principal business address and principal business telephone number is the same as that of the Purchaser listed above.

Brent Donaldson

Mr. Donaldson has, since 1980, invested in portfolios of existing, non-listed and thinly traded real estate investments on a secondary basis; managed real estate private equity funds of funds; he was also instrumental in the institutional secondary market in real estate commingled funds; Mr. Donaldson has also participated in REIT fund management, advised various public pension plans and directed M&A advisory activities.  Donaldson is a Principal of Tender Investors Manager, the manager of the LLC making The Offer, as well as a principal of Apex Real Estate Advisors (1998-present), 32 Washington Avenue, Suite B, Point Richmond, CA 94801.  Mr. Donaldson was Co-founder and President of Liquidity Financial Group, predecessor of Apex Real Estate Advisors, from 1980-98.

Arnold Brown

Mr. Brown has 30 years of experience in real estate investment and portfolio management, restructuring and turnaround, in both public and private companies.  He has been involved in valuing partial interests and in managing portfolios of non-listed real estate securities since 1983, when he became president of MacKenzie Securities, one of the early entrants in the real estate limited partnership secondary market.  He has also served as CFO and director of a NYSE listed REIT.  Mr. Brown is a Principal of Tender Investors Manager, the manager of the LLC making The Offer as well as a principal of Apex Real Estate Advisors (1998-present), 32 Washington Avenue, Suite B, Point Richmond, CA 94801.

The remainder of this page intentionally left blank.